Exhibit No. 3(a)
Ozolutions, Inc.
Form 10-SB Amend. No. 2
File No. 0-31343

                           Addendum A

This AGREEMENT extends the payment dates under paragraph 3 of the
PURCHASE  OF THE ASSETS as stated in the ASSET PURCHASE AGREEMENT
dated   June  21,  2000  between  1421209  ONTARIO  LIMITED   and
OZOLUTIONS INC.

Dated: this 7th day of November, 2000

The changes are to read as follows:

3.01 (b) (i) the sum of Three Hundred Thousand ($300,000.00) Dollars, U.S. payable on or before the 90th day following the qualification for trading of the Ozolutions Common shares on a recognized United States Securities Exchange, but in no case later than June 30, 2001.

(ii) the sum to Two Hundred and Fifty Thousand ($250,000.00) Dollars, U.S. payable on or before the 90th day following the qualification for trading of the Ozolutions Common shares on a recognized United States Securities Exchange, but in no case later than June 30, 2001.

(iii) the delivery of Eight Million ($8,000,000) Common Shares of Ozolutions to Ontario or as it may direct, fully paid and non-assessable, on or before the 30th Day following the qualification for trading of the Ozolutions Common Shares on a recognized United States Securities Exchange, but in no case later than April 30, 2001.

3.01 (c) the sum of Two Hundred Fifty Thousand ($250,000.00) Dollars, U.S. payable on or before the 150th Day following the qualification for trading of the Ozolutions common shares on a recognized United States Securities Exchange, but in no case later than August 30, 2001.

3.01 (d) the sum of Two Hundred Thousand ($200,000.00) Dollars, U.S. payable on or before the 180th Day following the qualification for trading of the Ozolutions common shares on a recognized United States Securities Exchange, but in no case later than September 30, 2001.

      If any installment payment is not made by the due date and remains in default for Thirty (30) days, the total amount due and owing under the Agreement will become immediately due and payable or the Agreement will become null and void.

IN WITNESS WHEREOF the parties hereto has caused this Agreement to be duly executed on the day and year first above written.

OZOLUTIONS INC.                              WITNESS
Per: /s/Max Weissengruber                    /s/

1421209  ONTARIO LIMITED                     WITNESS
Per: /s/ Carl Lavoie                         /s/